Liberator Medical Reports Net Revenues of $14.7 Million for Second Fiscal Quarter of 2012 Ended March 31, 2012

The Company Reports Quarter-Over-Quarter Growth of 15.8%

STUART, Fla., May 16, 2012 (GLOBE NEWSWIRE) -- Liberator Medical Holdings, Inc. (OTCBB:LBMH) announced net revenues of $14,670,000 for the three months ended March 31, 2012, an increase of $2,006,000, or 15.8%, compared with sales of $12,664,000 for the three months ended March 31, 2011. Sales for the six months ended March 31, 2012, increased by $4,582,000, or 18.4%, to $29,466,000, compared with sales of $24,884,000 for the six months ended March 31, 2011. The increase in sales was primarily due to the Company's continued emphasis on its direct response advertising campaign to obtain new customers and its customer service to maximize the reorder rates for its recurring customer base.

Gross profit for the three months ended March 31, 2012, increased by $1,093,000, or 13.9%, to $8,983,000, compared with gross profit of $7,890,000 for the three months ended March 31, 2011. For the six months ended March 31, 2012, gross profit increased by $2,105,000, or 13.4%, to $17,776,000, compared with gross profit of $15,671,000. The increase was attributed to increased sales volume for the three and six months ended March 31, 2012, compared with the same periods in 2011.

Second Quarter 2012 Highlights

•	Net revenues of $14.7 million for the second fiscal quarter of 2012, representing an increase of $2.0 million, or 15.8%.
•	Gross profit increased by $1.1 million, or 13.9%, to $9.0 million.
•	Net income of $670,000 for the quarter, or $0.01 per share, and $1.1 million, or $0.02 per share, for the six months ended March 31, 2012.
•	The Company had cash of $4.8 million at March 31, 2012 and an additional $4.4 million available on its credit facility.
•	Cash flows from operations of $2.7 million for the quarter ending March 31, 2012.
•	At March 31, 2012, current assets of $18.7 million exceeded current liabilities of $7.2 million by $11.5 million.

Mr. Libratore, CEO, stated: "The second quarter of our fiscal year is typically a challenging quarter for us each year due to the annual renewal of our customers' insurance coverage, primarily Medicare Part B coverage, and calendar year deductibles that must be met by the majority of our customers at the beginning of each calendar year. Despite these challenges, we were able to improve our operating margins by 240 basis points from 5.3% during the second quarter 2011 to 7.7% during the second quarter 2012 as a result operational efficiencies gained through increased sales volumes and investments made in software and technology. In addition, we generated $2.7 million in cash flow from operations during the quarter ended March 31, 2012."

Mr. Libratore added: "We receive initial contact from prospective customers in the form of leads. A certain number of leads are then qualified and become new customers. The majority of the new customers qualified from our process typically place their initial order within three to six months from the time of the customer's initial contact with us. We have demonstrated our ability to attract and retain customers with our unique customer service that generates an annuity-like revenue stream. We have introduced in our periodic reports, beginning with the quarter ending March, 31, 2012, a new chart that shows our quarterly revenue streams, including new and recurring orders, for the six months ended March 31, 2011 and 2012, based on the fiscal year we received the initial order lead from these customers."

Financial Condition

The Company had cash of $4,767,000 at March 31, 2012, compared with cash of $3,016,000 at September 30, 2011, an increase of $1,751,000. The increase in cash for the six months ended March 31, 2012, is primarily due to $845,000 of cash generated through its operation activities for the six months ended March 31, 2012, and $1,000,000 of borrowings from the credit line facility.

During the six months ended March 31, 2012, cash provided by operations was $845,000, which was the result of net income of $1,124,000 plus non-cash charges of $7,191, 000 less changes in operating assets and liabilities of $7,470,000. The non-cash charges consist primarily of $3,853,000 for amortization of deferred advertising costs, $1,973,000 for bad debt expenses, $743,000 for deferred income taxes, $409,000 for depreciation and amortization, $111,000 for inventory reserve, and $81,000 for equity based compensation associated with employee and director stock options.

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About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2012 (unaudited) and September 30, 2011

(In thousands, except dollar per share amounts)

	March	September
	31, 2012	30, 2011
Assets
Current Assets:
Cash	$4,767	$3,016
Accounts receivable, net of allowance of $4,597 and $4,177, respectively	8,757	7,860
Inventory, net of allowance for obsolete inventory of $255 and $144, respectively	2,756	3,009
Deferred taxes, current portion	1,976	1,877
Prepaid and other current assets	467	333
Total Current Assets	18,723	16,095
Property and equipment, net of accumulated depreciation of $2,536 and $2,186, respectively	1,369	1,626
Deferred advertising	18,897	17,191
Intangible assets, net of accumulated amortization of $58 and $25, respectively	272	305
Other assets	121	163
Total Assets	$39,382	$35,380

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$5,982	$5,008
Accrued liabilities	1,110	1,119
Other current liabilities	60	103
Total Current Liabilities	7,152	6,230
Deferred tax liability	4,189	3,347
Credit line facility	2,500	1,500
Other long-term liabilities	44	48
Total Liabilities	13,885	11,125

Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 48,177 and 48,135 shares issued, respectively; 48,088 and 48,046 shares outstanding at March 31, 2012, and September 30, 2011, respectively	48	48
Additional paid-in capital	34,622	34,504
Accumulated deficit	(9,123)	(10,247)
Treasury stock, at cost; 89 shares at March 31, 2012, and September 30, 2011	(50)	(50)
Total Stockholders' Equity	25,497	24,255
Total Liabilities and Stockholders' Equity	$39,382	$35,380

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and six months ended March 31, 2012 and 2011

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

Sales	$14,670	$12,664	$29,466	$24,884

Cost of Sales	5,687	4,774	11,690	9,213

Gross Profit	8,983	7,890	17,776	15,671

Operating Expenses
Payroll, taxes and benefits	3,577	2,930	7,041	5,771
Advertising	1,972	2,019	3,940	3,920
Bad debts	843	877	1,973	1,769
Depreciation and amortization	210	171	409	337
General and administrative	1,243	1,224	2,496	2,149
Total Operating Expenses	7,845	7,221	15,859	13,946

Income from Operations	1,138	669	1,917	1,725

Other Income (Expense)
Interest expense	(20)	(1)	(32)	(32)
Change in fair value of derivative liabilities	—	—	—	(902)
Gain on sale of assets	—	—	—	2
Interest income	—	2	—	4
Total Other Income (Expense)	(20)	1	(32)	(928)

Income before Income Taxes	1,118	670	1,885	797

Provision for Income Taxes	448	361	761	690

Net Income	$670	$309	$1,124	$107

Basic earnings per share:
Weighted average shares outstanding	48,088	47,996	48,073	47,704
Earnings per share	$0.01	$0.01	$0.03	$0.00

Diluted earnings per share:
Weighted average shares outstanding	52,285	53,773	52,286	53,502
Earnings per share	$0.01	$0.01	$0.02	$0.00

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended March 31, 2012 and 2011

(Unaudited)

(in thousands)

	Six Months Ended
	March 31,
	2012	2011
Cash flow from operating activities:
Net Income	$1,124	$107
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,262	4,172
Change in fair value of derivative liabilities	—	902
Equity based compensation	81	236
Provision for doubtful accounts and contractual adjustments	1,994	1,865
Non-cash interest related to convertible notes payable	—	21
Deferred income taxes	743	690
Reserve for inventory obsolescence	111	28
Gain on sale of assets	—	(2)
Changes in operating assets and liabilities:
Accounts receivable	(2,891)	(2,561)
Deferred advertising	(5,558)	(8,954)
Inventory	141	(458)
Other assets	(72)	(179)
Accounts payable	974	2,409
Accrued liabilities	(13)	(308)
Other liabilities	(51)	(37)
Net Cash Flow Provided by (Used in) Operating Activities	845	(2,069)

Cash flow from investing activities:
Purchase of property and equipment	(101)	(163)
Proceeds from the sale of assets	—	3
Net Cash Flow Used in Investing Activities	(101)	(160)

Cash flow from financing activities:
Proceeds from employee stock purchase plan	41	44
Proceeds from credit line facility	1,000	—
Costs associated with credit line facility	(21)	(51)
Payments of debt and capital lease obligations	(13)	(598)
Net Cash Flow Provided by (Used in) Financing Activities	1,007	(605)

Net increase (decrease) in cash	1,751	(2,834)

Cash at beginning of period	3,016	7,428
Cash at end of period	$4,767	$4,594

Supplemental disclosure of cash flow information:
Cash paid for interest	$31	$49
Cash paid for income taxes	$—	$5

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowing	$18	$—
Common stock issued for conversion of debt	$—	$5,100

See accompanying notes to unaudited condensed consolidated financial statements.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the SEC.

CONTACT:	Individual Investor Relations Contact

Gerald Kieft

Wall Street Resources, Inc.

772-219-7525

LiberatorIR@wallstreetresources.net

http://www.wallstreetresources.net/liberator.asp

Institutional Investor Contact:

Lyn Davis

Littlebanc Advisors, LLC

561-948-3005

ld@littlebanc.com

www.littlebanc.com